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REHABCARE GROUP, INC. OFFER TO PURCHASE FOR CASH UP TO 925,000 SHARES OF ITS
COMMON STOCK (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS) AT A PURCHASE PRICE NOT GREATER THAN $22 1/2 NOR LESS THAN $20 PER SHARE

January 31, 1997

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated January 31, 1997, and the related Letter of Transmittal (which together constitute the "Offer"), in connection with the Offer by RehabCare Group, Inc., a Delaware corporation (the "Company"), to purchase for cash up to 925,000 shares of its common stock, par value $.01 per share (including the associated Preferred Stock Purchase Rights (the "Rights") (the "Shares"), at prices not greater than $22 1/2 nor less than $20 per Share, upon the terms and subject to the conditions of the Offer. Unless the Rights become exercisable or separately tradeable prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase), a tender of Shares will also constitute a tender of the associated Rights. Unless the context otherwise requires, all references herein to the Shares include the associated Rights. Also enclosed herewith is certain other material related to the Offer, including a letter, dated January 31, 1997, from James M. Usdan, President and Chief Executive Officer of the Company, to stockholders of the Company.

The Company will determine a single per Share price (not greater than $22 1/2 nor less than $20 per Share) (the "Purchase Price") that it will pay for Shares validly tendered pursuant to the Offer taking into account the number of Shares so tendered and the prices specified by tendering stockholders.
The Company will select the Purchase Price which will allow it to buy 925,000 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $22 1/2 nor less than $20 per Share) pursuant to the Offer. All Shares validly tendered prior to the Expiration Date at prices at or below the Purchase Price will be purchased at the Purchase Price, net to the seller in cash, upon the terms and subject to the conditions of the Offer, including the proration terms thereof. The Company will return all other Shares, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration. See Section 1 of the Offer to Purchase.

If, prior to the Expiration Date, more than 925,000 Shares (or such greater number of Shares as the Company may elect to purchase) are validly tendered, the Company will, upon the terms and subject to the conditions of the Offer, accept Shares for purchase on a pro rata basis from all stockholders whose Shares are validly tendered at or below the Purchase Price.

WE ARE THE HOLDER OF RECORD OF SHARES HELD FOR YOUR ACCOUNT. AS SUCH, WE ARE THE ONLY ONES WHO CAN TENDER YOUR SHARES, AND THEN ONLY PURSUANT TO THE INSTRUCTIONS YOU SET FORTH ON THE ATTACHED INSTRUCTION FORM. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT TO TENDER SHARES WE HOLD FOR YOUR ACCOUNT.

Please instruct us as to whether you wish us to tender any or all of the Shares we hold for your account on the terms and subject to the conditions of the Offer.

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We call your attention to the following:

1. You may tender Shares at prices (in multiples of $.125), not greater than $22 1/2 nor less than $20 per Share, as indicated in the attached Instruction Form, net to you in cash.

2. The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions set forth in the Offer.

3. The Offer, proration period, and withdrawal rights will expire at 12:00 Midnight, Eastern time, on Friday, February 28, 1997, unless the Company extends the Offer.

4. The Offer is for up to 925,000 Shares, constituting approximately 19.65% of the Shares outstanding as of January 28, 1997.

5. Tendering stockholders will not be obligated to pay any brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the Company's purchase of Shares pursuant to the Offer.

6. If you wish to tender portions of your Shares at different prices you must complete a separate Instruction Form for each price at which you wish to tender each portion of your Shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, and returning to us the attached Instruction Form. An envelope to return your Instruction Form to us is enclosed. If you authorize us to tender your Shares, we will tender all such Shares unless you specify otherwise on the attached Instruction Form.

YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF ON OR BEFORE THE EXPIRATION OF THE OFFER. THE OFFER, PRORATION PERIOD, AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON FRIDAY, FEBRUARY 28, 1997, UNLESS THE COMPANY EXTENDS THE OFFER.

As described in Section 1 of the Offer to Purchase, if before the Expiration Date more than 925,000 Shares (or such greater number of Shares as the Company elects to purchase) are validly tendered at or below the Purchase Price, the Company will accept Shares for purchase at the Purchase Price on a pro rata basis, if necessary (with adjustments to avoid purchases of fractional Shares).

The Offer is not being made to, nor will the Company accept tenders from, holders of Shares in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Company is not aware of any jurisdiction in which the making of the Offer or the tender of Shares would not be in compliance with the laws of such jurisdictions. However, the Company reserves the right to exclude holders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Company makes a good faith effort to comply with any state law deemed applicable to the Offer, if it cannot do so, the Company believes that the exclusion of holders residing in such jurisdictions is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction the securities or Blue Sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company's behalf by Cowen & Company as Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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INSTRUCTION FORM WITH RESPECT TO OFFER TO PURCHASE FOR CASH UP TO 925,000
SHARES OF COMMON STOCK OF REHABCARE GROUP, INC. AT A PURCHASE PRICE NOT GREATER THAN $22 1/2 NOR LESS THAN $20 PER SHARE.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated January 31, 1997, and the related Letter of Transmittal (which together constitute the "Offer"), in connection with the offer by RehabCare Group, Inc., a Delaware corporation (the "Company"), to purchase for cash 925,000 shares of its common stock, par value $.01 per share (including the associated Preferred Stock Purchase Rights (the "Rights"), the "Shares"), at prices not greater than $22 1/2 nor less than $20 per Share, upon the terms and subject to the conditions of the Offer. Unless the Rights become exercisable or separately tradeable prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase), a tender of Shares will also constitute a tender of the associated Rights. Unless the context otherwise requires all references herein to Shares include the associated Rights.

The Company will determine a single per Share price (not greater than $22 1/2 nor less than $20 per Share) (the "Purchase Price") that it will pay for the Shares validly tendered pursuant to the Offer taking into account the number of Shares so tendered and the prices specified by tendering stockholders.
The Company will select the Purchase Price which will allow it to buy 925,000 Shares (or such lesser number of Shares as are properly tendered at prices not greater than $22 1/2 nor less than $20 per Share) pursuant to the Offer. All Shares validly tendered at prices at or below the Purchase Price will be purchased at the Purchase Price, net to the seller in cash, upon the terms and subject to the conditions of the Offer, including the proration terms thereof. The Company will return all other Shares, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration. See Section 1 of the Offer to Purchase.

/ / By checking this box, all Shares held by us for your account will be tendered. If fewer than all of the Shares are to be tendered, please check the box and indicate below the aggregate number of Shares to be tendered by us.

Shares<F1>_____________________________

[FN]
---------------------
<F1> Unless otherwise indicated, it will be assumed that all Shares, including the associated Rights, held for the account of the undersigned are to be tendered.



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                      PRICE (IN DOLLARS) PER SHARE AT
                      WHICH SHARES ARE BEING TENDERED

     IF SHARES ARE BEING TENDERED AT MORE THAN ONE PRICE, USE A SEPARATE
                  INSTRUCTION FORM FOR EACH PRICE SPECIFIED.

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                               CHECK ONLY ONE BOX

           IF MORE THAN ONE BOX IS CHECKED OR IF NO BOX IS CHECKED,
                      THERE IS NO PROPER TENDER OF SHARES.

      / / 20      / / 20 1/2  / / 21      / / 21 1/2  / / 22      / / 22 1/2

      / / 20 1/8  / / 20 5/8  / / 21 1/8  / / 21 5/8  / / 22 1/8

      / / 20 1/4  / / 20 3/4  / / 21 1/4  / / 21 3/4  / / 22 1/4

      / / 20 3/8  / / 20 7/8  / / 21 3/8  / / 21 7/8  / / 22 3/8

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                        SIGNATURE BOX  (PLEASE PRINT)
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Signature(s):________________________________________________________
Dated:_______________________________________________________________
Name(s) and Address(es):_____________________________________________
                        _____________________________________________
                        _____________________________________________

Area Code and Telephone Number:______________________________________
Taxpayer Identification or Social Security Number:___________________
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